Exhibit 99

Horizon Offshore Announces Gulf of Mexico Pipeline Project Contract

HOUSTON, Oct. 16 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF) announced today that its subsidiary, Horizon Offshore Contractors, Inc., has been awarded a contract by Williams Oil Gathering, LLC to install 49.96 miles of 20-inch oil pipeline in the U.S. Gulf of Mexico for the Mountaineer Shallow Water Pipeline System, which is a part of the Devils Tower project being constructed by Williams. Horizon will utilize the pipelay barge Lone Star Horizon and lay/bury barge Pecos Horizon for this project, which will be installed in water depths ranging from 8 to 270 feet. The Mountaineer project is expected to commence installation during the fourth quarter of 2002 with completion scheduled during the first quarter of 2003.

"We are pleased to be awarded this contract. This award coupled with the Cameron Highway award previously announced demonstrates our commitment to provide superior service to our clients," stated Bill Lam, president and chief executive officer of Horizon Offshore.

Horizon and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are subject to various risks and uncertainties, including, but not limited to, industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representation by Horizon Offshore or any other person that the projected outcomes can or will be achieved.